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                                  EXHIBIT 10.18

                                    June 23, 1998



Joseph A. Falsetti
RomTech, Inc.
2000 Cabot Boulevard, Suite 100
Langhorne, Pennsylvania 19047

      Re:   Separation Agreement and General Release

Dear Joe:

      This letter is to confirm the terms of your resignation as Chairman of the Board and Chief Executive Officer of RomTech, Inc.
(the "Company").

      In an effort to amicably resolve any issues relating to your employment and its termination, the Company proposes the following agreement ("Agreement"), which includes a general release:

      1. In consideration for your general release and your fulfillment of the various undertakings set forth in this Agreement, the Company, intending to be legally bound, agrees as follows:

            a. The Company will pay you your current base salary for a period of 12 months, commencing on the date of your execution of this agreement (the "Severance Period"), at regular pay intervals and less taxes and other deductions required by law to be withheld.

            b. During the Severance Period, the Company will continue to provide you with the same health insurance, disability insurance and life insurance that the Company provided to you immediately prior to your termination. You will be advised in a separate written communication of your right under COBRA to continue the health insurance coverage beyond the Severance Period at your own cost. Aside from the Company's health insurance, disability insurance and life insurance plans, you are no longer eligible to participate in any other Company benefit plans.

            c. The Company has previously granted to you options to acquire a total of 57,500 shares of the Company's Common Stock (the "Stock Options"). The Company hereby agrees that you may exercise the Stock Options as such options vest in accordance with their terms, and, notwithstanding the termination of your
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employment with the Company, the Stock Options shall continue to be exercisable for the remainder of respective terms.

      2. In consideration for the Company's promises in paragraph 1 and intending to be legally bound, you represent, warrant and agree as follows:

            a. By your signature on this Agreement, you release and forever discharge the Company and all of its affiliates and related entities, and the past, present and future officers, directors, attorneys, employees, shareholders and agents of each of the foregoing, as well as their respective heirs, legal representatives, successors and assigns (collectively "Released Parties"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "claims"), known or unknown, which you, your heirs, legal representatives, agents, or anyone claiming by or through you, ever had, now have or hereafter may have against any of the Released Parties arising out of any matter, occurrence or event existing or occurring prior to the date you execute this Agreement, including, without limitation, the following: any claims relating to or arising out of your employment with and/or termination of employment by the Company; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind; any claim that you are entitled to Company stock (except upon the exercise of the Stock Options held by you on the date hereof and referred to in paragraph 1c hereof) or stock options; any claims for attorneys' fees, costs or expenses; any claims of discrimination based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by law; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation. The general release provided for in this paragraph 2a does not apply to any claims to enforce this Agreement, to any claims to enforce your rights under the Stock Options or to any claim arising out of any matter, occurrence or event occurring after your execution of this Agreement.

            b. You shall not disparage or deprecate the Company or its affiliates or related entities or any of their officers, directors, employees, shareholders or principals, or any of their operations, assets, services, work product, character, motives or financial standing. Further, you agree to keep the terms and conditions of this Agreement secret and confidential and not to disclose them voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice. You shall maintain the confidentiality of and not reveal to any third parties any information, documents, plans, programs, policies or other material of the Company which are confidential or secret to the Company or in which the Company has a proprietary interest. In making this Agreement, you acknowledge that any violation or breach of this commitment by you will cause immediate, irreparable and substantial harm to the Company and that the Company will be entitled to appropriate injunctive and other relief, including monetary damages, against you in a court of competent jurisdiction.

            c. You hereby voluntarily and irrevocably resign as a director of
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the Company and as Chairman of the Board of the Company.

            d. You represent and warrant that you have returned to the Company all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof whether in written form or on computer disk or tape) relating to the business of the Company and/or its affiliates and all property associated therewith, which you possess or have under your control. Without limiting the generality of the foregoing, you acknowledge that you have returned to the Company all copies of all databases containing information about the Company and/or its affiliates and related entities, regardless of whether such information is in hard copy or stored electronically or on tape. You agree that on and after the date of this letter you have not sought and will not seek to access the information systems of the Company or its affiliates for any purpose whatsoever.

            e. Non-Competition.

                  (i) Until June 30, 1999, you shall not, unless acting with the prior written consent of the board of directors of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, advisor, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged in the Business (as hereinafter defined). You recognize that the Business as engaged in by the Company is and will continue to be international in scope, and that geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in paragraph f hereof) are therefore not appropriate. For purposes of this Agreement, "Business" shall be defined as any business or enterprise engaged in the design, development, manufacture, marketing, distribution or sale of any software or Internet-based product which competes with any software or Internet-based product sold or otherwise provided by the Company and/or any subsidiary or affiliate of the Company.

                  (ii) The foregoing restriction shall not be construed to prohibit your ownership of not more than 5% of any class of securities of any corporation which is engaged in the Business having a class of securities registered pursuant to the Securities Exchange Act of 1934 as amended (the "Exchange Act"), provided that such ownership represents a passive investment and that neither you nor any group of persons including yourself in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business other than exercising your rights as a shareholder, or seeks to do any of the foregoing.

            f. No Solicitation. Until June 30, 1999, you shall not, either directly or indirectly, (i) call on or solicit any person, firm, corporation or other entity who or which at any time during the period from the date hereof to June 30,
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1999 was a customer of the Company or any of its subsidiaries or affiliates with respect to the activities prohibited by paragraph 2e hereof or (ii) solicit the employment of any person who was employed by the Company or any of its subsidiaries or affiliates on a full or part-time basis at anytime during the period from the date hereof to June 30, 1999.

      3. The Company's obligations under paragraph 1 above will cease if you:
(1) initiate an action against any of the Released Parties with respect to a claim that has been released pursuant to paragraph 2a above; or (2) breach any of the representations, warranties or agreements set forth in this Agreement.

      4. You acknowledge and agree that the money and benefits you will receive under paragraph 1 above exceed the money and benefits to which you otherwise would be entitled, and that such excess is sufficient consideration to support the grant of the general release in paragraphs 2a and 3 above and to support your other undertakings set forth in this Agreement.

      5. This Agreement sets forth our complete understanding and agreement and supersedes all prior agreements between us, oral or written, express or implied.

      6. This Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between us and assisting you in your transition to a new job. This Agreement should not be construed as an admission or concession of liability or wrongdoing by the Company or by you.

      7. If any provision of this Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

      8. By your execution of this Agreement, your represent, warrant and agree that:

            a. You have read carefully the terms of this Agreement, including the general release.

            b. You have had an opportunity to and have been encouraged to review this Agreement, including the general release, with an attorney.

            c. You understand the meaning and effect of the terms of this Agreement, including the general release.

            d. You were given sufficient time to determine whether you wished to enter into this Agreement, including the general release.

            e. The entry into and execution of this Agreement, including the general release, is your own free and voluntary act without compulsion of any kind.
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            f. No promise or inducement not expressed herein has been made to you.

      If you agree with the proposed terms as set forth above, please sign this letter indicating your understanding and agreement and return it to me on or before Thursday, June 25, 1998. The additional copy is for your records.

      If I do not receive a signed copy of this letter by Thursday, June 25, 1998, I will assume that you have rejected this proposal. If this proposal is rejected, your employment shall nevertheless be deemed to have terminated effective on the date of this letter and this letter constitutes notice of such termination.

      We wish you the best in the future.

                                    Sincerely,

                                    RomTech, Inc.
UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:      By: /s/ Gerald W. Klein
                                        -----------------------------
                                        Gerald W. Klein,
                                        Vice President and
                                        Chief Financial Officer

/s/ Joseph A. Falsetti
-----------------------------
Joseph A. Falsetti

Date: June 24, 1998
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Witness: /s/ Lawrence Fanelle
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